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                                                                   Exhibit 10.23

                          MASTER DISTRIBUTION AGREEMENT

THIS MASTER DISTRIBUTION AGREEMENT (the "AGREEMENT") is made as of the __ day of December 1999 by and between U.S. Foodservice, Inc., d/b/a U.S. Foodservice(TM), a Delaware corporation with its principal place of business located at 9755 Patuxent Woods Drive, Columbia, MD 21046, on its own behalf and on behalf of its subsidiaries ("USF"), Nathan's Famous Systems, Inc. ("NFSI"), Nathan's Famous Operating Corp. ("NFOC"), NF Roasters Corp. ("NFR"), and Miami Subs Corp. ("MSC"). As used in this Agreement, the term "CUSTOMER" is meant to refer to NFSI, NFOC, NFR, and MSC, individually, together, and in any combination. The Customer maintains its principal offices at 1400 Old Country Road, Westbury, NY 11590.


                                    RECITALS:

         A. WHEREAS, Customer owns and operates, and grants franchises to third parties to own and operate, restaurants under the marks "Kenny Rogers Roasters", "Miami Subs", and "Nathan's Famous";

         B. WHEREAS, USF operates a food distribution business;

         C. WHEREAS, USF wishes to be designated as a "Master Distributor" to perform a substantial portion of the purchasing, warehousing, and distribution functions for food and related non-food products for Customer's "Kenny Rogers Roasters", "Miami Subs", and "Nathan's Famous" restaurant systems (the "SYSTEMS"), and in turn, Customer wishes to so designate USF, all on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the agreements and promises herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:


                                   AGREEMENT:

1)       THE APPOINTMENT.

         a) Customer hereby appoints USF as its Master Distributor in the United States, and USF hereby accepts such appointment. In connection therewith, Customer agrees to purchase from USF, and USF agrees to purchase, warehouse, sell and distribute to Customer and to the Systems certain products in accordance with the terms and conditions contained herein.

         b) Customer agrees to designate to its franchisees that USF is Customer's principal Master Distributor for food and related non-food products (the "PRODUCT(S)") at "Kenny Rogers Roasters", "Miami Subs", and "Nathan's Famous" restaurants (collectively, the "RESTAURANTS"). As used in this Agreement the term "FRANCHISEE(S)" refers to a franchisee or licensee operating one or more Restaurants pursuant to a franchise agreement or license agreement from NFSI, MSC, and/or NFR. Also, as used in this Agreement, the term "COMPANY-OWNED UNIT(S)" refers to a Restaurant owned and operated by the Customer.

         c) An initial list of the Restaurants to be serviced by USF are outlined on ATTACHMENT A. USF agrees to render service under the Master Distributor Program outlined in Attachment A to any


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                  Restaurant in the U.S., so long as the operator of that
                  Restaurant (whether the Customer or a Franchisee) meets the requirements (e.g., payment on time and in accordance with credit standards) set out in this Agreement.

         d)       USF understands and agrees that:

                  i) Franchisees are permitted to buy Products from USF or another source that has been approved by the Customer;

                  ii) The prices and other terms set out under this Agreement shall be offered to Franchisees, who shall be able to purchase Products under the terms of the program outlined in this Agreement or who may purchase the same Products from USF or on terms and conditions more favorable to the Franchisee (provided that Franchisee and USF mutually agree);

                  iii) Purchases made by Franchisees for Restaurants shall count toward the volume levels established under this Agreement (notwithstanding Section 1.d.ii above);

                  iv) The Customer does not guarantee that it will operate any particular number of Company-Owned Units;

                  v) The Customer makes no representations, is not responsible for, does not guarantee, and shall not be in any manner whatsoever responsible for its Franchisees' decision to purchase (or not purchase) Products in any quantity;

                  vi) Even though there are references to volumes in this Agreement and the attachments, there have been no representations or guarantees made regarding the sales volume to be anticipated; and

                  vii) Except as specifically provided in Section 5.d below, the
                       Customer does not guarantee, and shall not be responsible for, its Franchisees' financial obligations to USF or any other party.

2.   PRODUCTS.

          a) Product Categories. USF shall sell to Franchisees and Customer's Company-Owned Units (together, the "OPERATOR(S)") those Products ordered by the Operators and that are within the categories of products listed in Section 4 below, and such additional categories of products as USF and the Customer may agree to in writing (collectively, "SPECIFIED PRODUCTS"). With respect to the categories of products to be distributed to Operators, USF offers a wide variety of Private and Signature Brand Products that offer quality and value. A list of these items can be found on ATTACHMENT B.

          b) Specified Products. USF will maintain an appropriate inventory of all Specified Products under the following conditions:

                  i) Customer purchases from USF a minimum of five (5) cases per week per item, per warehouse or twelve (12) turns per year, per Distribution Center. (This requirement shall not apply to parmesan cheese, feta cheese, chicken philly, logo'ed sub bags, placemats, and deli paper.)

                  ii) A minimum of thirty (30) days written notice is required for new products to be brought into USF inventory for distribution. Every effort will be made to expedite special request with a shorter turnaround notice.

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                  iii) Customer will notify USF at least fourteen (14) days in advance of special promotions that may cause unusual or excessive demand on inventory.

                  iv) If USF does not presently transact business with a supplier/packer designated by Customer, a complete Continuing Guaranty and Indemnity Agreement from that supplier/packer is required before any product is brought into inventory. This process may take up to sixty (60) days. The current insurance requirement under the Continuing Guaranty and Indemnity Agreement of $2,000,000 is intended to protect Customer and USF from costs associated with product defect and other third party acts or omissions.

                  v) USF will purchase Specified Products only from Customer and/or manufacturers approved by the Customer ("APPROVED SUPPLIERS"), and the arrangements between Approved Suppliers and Customer will be honored by USF. If Customer has contracts with a given manufacturer for products not stocked by USF, Customer will give consideration (in Customer's sole and absolute determination, taking into account such matters as customer preference and previous association of any particular product with the Restaurants in the respective System(s)) to similar products stocked by USF (but Customer shall have no obligation to buy such products), provided that the stocking manufacturer will equalize the pricing (moreover, nothing in this Agreement shall require Customer to violate the terms of any agreement Customer has with a manufacturer).

          c. Proprietary or Special Order Products. At Customer's direction, USF will maintain an appropriate inventory of proprietary or special order products ("SPECIFIED PRODUCTS") under the following circumstances:

                  i) USF may obtain Specified Products only from the Customer and/or Approved Suppliers, as directed by Customer. Customer will be responsible for the disposition of items showing no movement for thirty-five (35) days ("DEAD INVENTORY"), if USF has sent Customer adequate prior written notice that there is Dead Inventory. If such Dead Inventory is not distributed within ten (10) days thereafter, and the Dead Inventory is in good condition, USF will be reimbursed for any loss on the cost of said product that is returned to vendors or disposed of in any manner other than distribution through normal channels. If said product is distributed through normal channels, the normal mark-up will apply. Customer will be responsible for re-stocking charges or freight cost incurred.

                  ii) In the event this Agreement is terminated, Customer will remain liable for proprietary or special order products purchased at its direction. In such instance, Customer will coordinate the transfer of such products to the new distributor, or make full payment to USF for such products, within thirty (30) days after the last delivery to Customer.

                  iii) During each year of the Term during which this Agreement is effective, USF agrees to purchase from NFSI an annual minimum of Four Hundred Fifty Thousand Pounds (450,000) pounds of Nathan's brand hot dogs ("BRANDED FRANKS") for resale pursuant to NFSI's "Branded Product Program" (the "PURCHASING COMMITMENT"). Purchases of Branded Franks by Bradlee's department store shall not count toward USF's Purchasing Commitment. USF and NFSI agree that each of the following terms shall apply to the Purchasing Commitment and USF's sale of hot dogs to Branded Product
                       Program:

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                  (1) If USF purchases more than the Purchasing Commitment in any one year, the excess of the amount purchased over the Purchasing Commitment shall be credited towards the subsequent year's Purchasing Commitment.

                  (2) If this Agreement is terminated by USF prior to the
                      Expiration Date other than due to Breach (as defined below) by NFSI (and assuming that the Purchasing Commitment as applied towards the Term of the Agreement has not otherwise been satisfied), USF shall, within thirty (30) days following the termination date, pay to NFSI an amount equal to the following: sixty-five cents ($0.65) times the difference between the amount of Branded Franks actually purchased during the year in which termination occurs and the Purchasing Commitment for such year.

                  (3) If this Agreement is terminated by USF prior to the
                      Expiration Date for Breach by NFSI, or if this Agreement is terminated by NFSI for any reason, USF shall have no further obligation with respect to the Purchasing Commitment. USF will notify NFSI, in writing, of the last shipment date.

                  (4) USF agrees to complete its Purchasing Commitment for the first year of the Term of this Agreement no later than March 24, 2000. Thereafter, the Purchasing Commitment will be met in full-year increments (from one anniversary of this Agreement to the next anniversary) over the course of the remaining years of the Term of this Agreement. On or before March 24, 2000, USF shall either: (a) completed its Purchasing Commitment for the first full year of this Agreement; or (b) paid NFSI the Differential Payment (calculated as below) in addition to the purchases of Branded Franks, if any, completed before March 24, 2000. A sale will be only considered completed for the purpose of this Section 2(c)(iii)(4) if the payment is made to NFSI on or before May 1, 2000. The term "DIFFERENTIAL PAYMENT" is intended to mean:

                                        Purchasing Commitment for 2000
                                    -   Purchases of Branded Franks
                                        Completed by March 24, 2000
                                        ____________________________
                                        Subtotal

                                    X   (sixty-five cents) $0.65
                                        ____________________________
                                    =   Differential Payment

                      Following either satisfaction of the Purchasing Commitment for the first year of the Term or payment of the Differential Payment by USF to NFSI, USF shall have no further obligation with respect to the Purchasing Commitment for the first year of the Term of this Agreement

                  (5) At the end of the first Year of this Agreement, the
                      parties shall reconcile the amount of Branded Franks for which purchases were completed during the first Year compared to the Purchasing Commitment. If USF completed its Purchasing Commitment during the first Year of the Agreement, then NFSI shall refund any Differential Payment USF may have paid.

                  (6) All offers and sales of hot dogs by USF shall be conducted pursuant to the terms of the "Branded Product Program Agreement" and BPP Distribution Agreement set forth as Attachments [B(1) and B(2)] to this Agreement.

          d. Customer will be required to complete the New Product/Special Order Notification and Agreement attached hereto as Attachment C for all proprietary or special order products.

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          e.   Substitutions. If a Specified Product is out of stock or
               otherwise can not be delivered to an Operator as ordered, the following procedures shall be followed:

                 i. A Designated Substitute Product shall be delivered to the
                    Operator. A "DESIGNATED SUBSTITUTE PRODUCT" is a product identified by Customer's designated representative as a permissible substitution for a specified Product.

                ii. If there is not a Designated Substitute Product for the
                    Specified Product ordered (or the Designated Substitute Product is unavailable), a product of like or greater quality will be delivered. Only if a Designated Substitute Product or a product of like or greater quality cannot be delivered and upon prior consent from the Operator, will a product of lesser quality be delivered. USF will obtain the Operator's permission as to all acceptable substitutions.

               iii. In the event of any substitutions, USF shall promptly contact the Operator and advise the Operator of the substitutions. Any substitutions other than a Designated Substitute Product shall only be made with Operator's prior approval.

                iv. All substitutions will be made at the same category mark-up percentage if the substitution is a result of increased movement without notification fourteen (14) days prior to increased movement from the Customer. Should USF fail to have adequate inventories to meet the Customer's normal usage requirements, substitute products will be sold at the same or less cost of the approved item.

                 v. USF shall re-ship out-of-stock Specified Items and critical items by sending the out-of-stock item to the unit(s) affected within twenty-four (24) hours, if necessary by reputable overnight delivery service (e.g., FedEx).

            f. Title and Risk of Loss. Title to all goods shall pass upon delivery to the Operator's receiving dock and acceptance by the Operator's authorized representative, subject to rejection of certain items by notation on the invoice. All deliveries may be checked in jointly by the driver of the delivery vehicle and the Operator's authorized representative, both of whom shall note on the invoice any shortages and damaged or rejected goods. The Operator shall have forty-eight (48) hours from the time of delivery to notify USF: (i) of any concealed damage or rejected goods; or (ii) with respect to products not jointly checked in, to note any shortages, damages, or rejected goods. USF shall ensure that all billings reflect all shortages and damaged or rejected goods noted on the invoice. The Operator shall make arrangements through USF order department for any goods to be returned to USF. USF shall issue a receipt to the Operator for any goods picked up for return to ensure that Customer receives a proper credit therefor. USF shall bear all risk of loss, damage, or destruction until title passes to the Operator.


            g. USF shall distribute Products only to Restaurants that are approved by the Customer and, upon the Customer's written request, USF agrees to immediately discontinue the distribution of Products to any and all parties as directed by the Customer.

3. SERVICE ARRANGEMENTS. USF shall maintain and operate an order entry system (the "OES") for processing orders, deliveries, and credit memoranda. Procedures with respect to the "OES" are included as ATTACHMENT D hereto. In addition:

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         a.       USF and each Operator shall mutually agree upon a delivery schedule for the Operator.

         b. USF's OES through USF's Customer units service departments or USF's direct order entry system provides complete order information, including confirmation and reservation of inventory as well as notification of out of stock products, prior to completion of an order.

         c. A next day or skip-day order delivery schedule will be mutually determined by USF and each Operator to achieve optimum service levels.

         d. USF must deliver to each unit within one (1) hour of the pre-arranged and mutually-agreed upon delivery window. USF may not deliver to any unit between the hours of 11AM and 2PM (local time).

4.       PRICING STRUCTURE.


         a. Cost. The price of Products sold to the Operators shall be such that USF will derive a margin on sell equal to seven and one-quarter percent (7.25%). The margin on sell is to be derived using USF's invoice cost. The term "invoice cost" as used in this Agreement is defined as the manufacturer's (supplier or packer) delivered cost or f.o.b. unit price plus normal freight (as hereinafter defined) to USF's distribution center, less off-invoice discounts or off-invoice allowances. Invoice cost shall not be adjusted for, and Customer shall not be entitled to, promotional allowances, cash discounts, prompt pay discounts, growth programs or any other supplier incentives; provided that Customer (and, where applicable, Operators) shall have the sole right to collect such financial benefits (including without limitation rebates, advertising support payments, program payments) as may be provided for (and as may be negotiated in the future) under arrangements between Customer and any such vendors). Normal freight is defined as manufacturer or common carrier published rates charged to deliver similar quantities of product for similar distances. It is expressly acknowledged and agreed that USF may utilize its internal logistics or branch generated back-haul program, provided that freight cost charged to Customer does not exceed normal freight (as defined above). Where manufacturers handle their own freight, actual freight invoiced cost will be used.


         b.       Price Guarantees and Adjustments.

                  1. Except as in the next sentence, pricing will be guaranteed for each entire month, with prices to take effect on the first calendar day of each month. Exceptions to monthly pricing will include eggs, dairy, fresh produce, oil and oil based products, seafood, meat, poultry and other items mutually deemed as commodity in nature, which will be priced weekly.

                  2. In the event extreme or volatile market conditions develop, USF may request pricing consideration from Customer.

                  3. Price increases and decreases will be limited to the amount of cost change and/or freight changes only. Any proposed increase in price on proprietary and specified products must be as negotiated and approved by Customer.

5. FINANCIAL. Credit terms for Customer corporate units are net 30. All payments should be received 30 days from the date of invoice.

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         Any Franchisee buying from USF under the terms of this Agreement shall be required to complete a credit application. Credit terms for Franchisees will not exceed net 30 days, subject to ongoing credit approval. Franchisees not qualified for credit will be shipped on a C.O.D. basis.

         Notwithstanding anything contained herein or in any other agreement to the contrary, to the extent there is any change in the creditworthiness or financial capabilities of the Customer or any of its franchisees, or to the extent the Customer or any of its franchisees experience other circumstances which affect their ability to meet the payment terms established hereunder, as determined by USF in its good faith discretion, USF shall have the right to change credit terms as needed.

         a. Volume Growth Incentives and Initial Payment. In recognition of the services that Customer has provided (including without limitation setting up the distribution arrangement outlined under this Agreement), as well as the obligations undertaken under Section 5.d below, USF agrees to make the following payments:

                 1. Within thirty (30) days following each annual anniversary of the date on which the first order placed under this Agreement was shipped by USF to the Operator (the "ANNIVERSARY DATE"), USF shall pay to Customer a volume incentive equal to one percent (1.00%) of the portion of the prior year's total annual sales that exceeded the previous year's total annual sales (the "VOLUME INCENTIVE"). The base year sales amount (i.e., the amount of purchases deemed as the basis for determining any Volume Incentive to be earned during Year 1 of this Agreement) shall be the current volume of annual sales purchased by Restaurants and distributed through USF's distribution centers located in California, Pennsylvania, Nevada, Indiana, Connecticut and Oregon from January 1, 1999 through December 31, 1999.

                 2. In addition, within thirty (30) days after the end of every month during the term of this Agreement, USF shall pay Customer a secondary volume inventive in an amount equal to one-quarter or one percent (0.25%) of the total sales during the preceding month.

         b. In connection with the Volume Incentive, USF agrees to pay to Customer, within thirty (30) days following the initial shipment of product as provided for herein, a payment equal to Two Hundred Fifty Thousand Dollars ($250,000) (the "INITIAL PAYMENT"), which amount represents an advance of the amount anticipated to be earned as a portion of the Volume Incentive. The amount of the Initial Payment shall be deducted by USF from any subsequent payment of the Volume Incentive earned by Customer. The Initial Payment shall be earned at the rate of one percent (1%) of sales made to Restaurants and shall be fully-earned at such time, if any, when the aggregate amount of USF's sales to the Restaurants equals Twenty-Five Million Dollars ($25,000,000). If this Agreement is terminated (other than by USF without cause) before the Initial Fee has been fully-earned, as described above, then Customer shall refund the unearned portion of the Initial Fee to USF within thirty
                  (30) days after the effective date of termination.



         c. USF understands that information about the Customer can be obtained by reviewing the NFI financial statements that are publicly-available from the U.S. Securities and Exchange Commission ("SEC") and on the SEC's website at http://www.sec.gov.

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         d.       Miami Subs Guarantee. In order to induce the current Miami
                  Subs Franchisees to do business with USF, USF agrees to extend credit to those Franchisees operating Miami Subs restaurants on the date of this Agreement ("MS FRANCHISEES") on the same terms and conditions as are being offered to said Franchisees by their current distributor (the "SAME CREDIT TERMS", as described in ATTACHMENT D to this Agreement). The following provisions shall apply to said terms:

                  (i) MSC shall only be obligated to extend the Same Credit Terms to the MS Franchisees for the first six (6) weeks following the date of this Agreement.

                  (ii) MSC will guarantee to USF the payment obligations of the MS Franchisees for said MS Franchisees' purchases of Products from USF during the first six (6) weeks of this Agreement, excluding any interest and/or penalties (the "SIX WEEK GUARANTEE").

                  (iii) At the end of the first year of this Agreement, MSC shall pay USF the amount, if any, necessary to pay the balance due on all sums due from MS Franchisees for Products purchased during the Six Week Guarantee.

                  (iv) USF shall use commercially reasonable efforts to diligently collect all balances due from MS Franchisees to which the Six Week Guarantee applies.

                  (v) USF shall apply payments made by MS Franchisees to the oldest invoice first.

                  (vi) USF shall provide MSC, each month, with such written reports as MSC may reasonably request relating to obligations that are subject to the Six Week Guarantee.


6.       ACCOUNT MANAGEMENT.

         a.       Personnel.

                  (vii) USF will assign a Corporate Account Manager to coordinate the management of Customer's needs.

                  (viii) USF will also appoint a division Chain Account Manager to coordinate activities and ensure program integrity at the unit level.

                  (ix) Each participating division will assign a non-commissioned telephone Customer Service Representative to Customer.

                  (x) USF's corporate headquarters in Columbia, Maryland will serve as a resource for all divisions involved in this program.

         b. Program Review. The parties shall conduct a quarterly, semi-annual and/or annual review (as requested by the Customer) to discuss and monitor the implementation of this program and evaluate ways of improving its day to day operation and achieving additional operational and cost efficiencies. Participants in such reviews shall include Customer's designated representative and USF's National Account representatives, together with other representatives of both parties as mutually agreed.

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         c.       MIS Capabilities. USF agrees to generate and make available to
                  Customer certain reports concerning USF's sales of the Products and purchase/sale of Branded Franks.

                  Various computer generated reports are available to Customer utilizing USF's data programs and formats. Three such reports are described below and may be printed on a monthly and/or quarterly basis.

                  *        PRODUCT USAGE
                           Ranks products ordered and shipped in descending dollar sales. Provides number of cases ordered/shipped, total dollar sales and average delivered price of each product. Amount totals are summarized.

                  *        PRODUCT USAGE BY VENDOR
                           Provides a recap of products shipped and the associated vendor. Products are sequenced in descending dollar sales with the number of cases ordered/shipped reported.

                  *        MIS REPORTS

                           *  Product usage by Restaurant

                           *  Monthly cost report by Item

                           *  A report showing price changes as they occur

                           * A quarterly case volume report by specific vendor by product

                           * A monthly BPP sales report by location and dollars


7. PRICE VERIFICATION. USF extends price verification privileges to the Customer's management. Price verification will be scheduled at a time that is mutually agreed upon by both parties. The following procedures apply to a price verification:

         a. Customer will provide USF with at least four (4) weeks written notice to include:

                  i.      All products to be verified; and

                  ii. Time period for price verification, i.e., previous month or previous week, depending on product in question, not to exceed previous three (3) months.

         b. Price verification is limited to twice annually and is limited to twenty-five (25) items per verification.

         c. Customer will keep confidential that information provided by USF that is, in fact, confidential.

         d. Credit memos for any adjustments determined by a price verification process will be processed at Customer's direction within one (1) week. Details of this procedure are listed in ATTACHMENT E hereto.

8.       TERM AND TERMINATION.

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         a.       The "TERM" of this Agreement shall commence on the Effective
                  Date and shall continue for a period ending December 31, 2004, unless sooner terminated in accordance with the provisions of this Agreement.

         b. Upon the occurrence of a Breach (as defined below) of this Agreement, the non-breaching party may terminate this Agreement, at its option and upon written notice of termination to the breaching party, and except as provided herein, may seek any and all remedies available at law or in equity in connection with the Breach; provided, that the breaching party shall have thirty (30) days (but only ten (10) days for defaults with respect to payments) after receipt of said notice of termination within which to remedy and cure the default to the reasonable satisfaction of the non-breaching party and, if said remedy or cure is so completed within the thirty-day (or ten-day) period, termination at that time shall be avoided.

         c. A Breach of this Agreement is defined as USF's or Customer's, as the case may be, failure to perform any material term, covenant or agreement contained herein or in any document or instrument delivered pursuant to or in connection with this Agreement, which failure continues uncured for thirty (30) days (but only ten (10) days for defaults with respect to payments) after written notice of such failure has been delivered by the non-breaching party; provided, however, that if such failure has previously occurred during the preceding six (6) months, the cure period shall be fifteen (15) days (but only ten (10) days for defaults with respect to payments).

         d. Customer or USF may terminate this Agreement with sixty (60) days written notice, without cause.

9. CONFIDENTIALITY. USF and Customer agree that all information as to source, quantity, and price of goods and services shall be maintained in confidence and not be released to any private third party (other than a Franchisee, as well as each party's professional advisors) for any reason whatsoever other than pursuant to a validly issued subpoena from a court or governmental authority having jurisdiction over the party, pursuant to the rules, regulations or requirements of any state or federal agency or department or pursuant to a discovery request made under applicable court rules and to which the party is required to respond.

10. WARRANTY AND LIMITATION OF LIABILITY. USF shall use reasonable efforts to obtain warranties or representations from its suppliers that the goods to be furnished hereunder are pure, unadulterated, and of first rate quality and that they shall be merchantable and fit for the ordinary purpose for which they are intended. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 10, ALL WARRANTIES, GUARANTEES, AND REPRESENTATIONS, EITHER EXPRESSED OR IMPLIED, WHETHER ARISING UNDER ANY STATUTE, COMMON LAW, USAGE OF TRADE, COURSE OF DEALING OR OTHERWISE, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXCLUDED. USF SHALL IN NO WAY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR RELIANCE DAMAGES, EVEN IF USF IS ADVISED OF THE POSSIBLITY OF SUCH DAMAGES.

11.      PRODUCT STANDARDS

         a. Products shall be received, inspected, handled, stored, retained, shipped, and delivered by USF in strict compliance with all requirements of applicable local, state, and federal laws. Upon its receipt of any citation issued by any governmental or other regulatory authority

                  (or of process of citation issued by any court of law or equity) which might result in an interruption in service to any Restaurant, USF shall immediately provide both oral and written notice thereof to the Customer and to all Restaurants that may be affected thereby.

         b. USF shall promptly submit to the Customer (or to an independent laboratory, if so requested by the Customer), in accordance with a testing schedule established from time-to-time by the Customer, samples of any of the Products handled by USF or samples of any ingredients or components thereof.

         c. The Customer (or its designated agents) shall have the right (at the Customer's sole cost and expense) to inspect any facilities and any delivery vehicles used by USF, at all reasonable times, and with prior notice to USF (which may be given in writing or by telephone, but which must be given not less than three (3) hours before any such inspection). USF shall fully cooperate with the Customer in connection with such inspections. If the Customer invokes such right to inspect, the Customer shall hold harmless and defend USF, its employees, officers, directors, and agents from any and all claims, losses, costs and expenses, including reasonable attorneys' fees, relating to injuries sustained or damage caused by the Customer, its agents, or its employees, while conducting any such inspection, except to the extent caused by the negligence or willful misconduct of USF.

         d. USF agrees to defend, indemnify and hold harmless the Customer, its Franchisees, and their respective past, present, and future officers, directors, employees, and agents, from all claims, demands, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from, or alleged to have resulted from injury, illness, and/or death to the extent such injury, illness, and/or death is caused by the negligence and/or willful misconduct of USF, unless (and then only to the extent) such injury, illness, and/or death is caused by the Customer, its Approved Suppliers, or Franchisees. The Customer shall advise USF in the event the Customer receives notice that a claim has been or may be filed with respect to a matter covered by this indemnity and USF shall be given the opportunity to assume the defense thereof at USF's sole expense. If USF fails to assume such defense, the Customer may defend, settle, and litigate the action in the manner it deems appropriate in its sole discretion, and USF shall pay to the Customer all costs (including reasonable attorneys' fees) incurred by the Customer in effecting such defense, in addition to any sum which the Customer may pay by reason of any settlement or judgment against the Customer. The Customer's right to indemnity hereunder shall exist notwithstanding that joint or several liability may be imposed upon the Customer by statute, ordinance, regulation, or judicial decision.

         e. USF shall maintain, during the entire term of this Agreement (and for such period thereafter as is necessary to provide the coverages required hereunder for events having occurred during the term of this Agreement), comprehensive liability insurance, including adequate product liability coverage for damage, injury, and/or death to persons and for damage and/or injury to property. All such insurance policies shall contain a provision that the Customer and its Franchisees be an additional insured party thereunder, and that the Customer and its Franchisees shall be entitled to recover under said policies on any loss occasioned to the Customer, its Franchisees, or their respective servants, agents, or employees. USF shall promptly provide the Customer with certificates of insurance evidencing such coverage and each certificate shall indicate that the coverage represented thereby shall not be cancelled nor modified until at least ten
                  (10) days prior written notice has been given to the Customer.



         f. If it is deemed necessary by either the Customer or any of the Approved Suppliers to recall from USF and/or from the Restaurants any quantity of any of Products, either as a result of failure of such Products to satisfy the proprietary manufacturing specifications issued to Approved Suppliers by the Customer (the "SPECIFICATIONS"), or for any other reason bearing on the quality and/or safety of such Products, USF shall comply diligently with all product recall procedures then in effect and communicated to USF, as established from time-to-time by the Customer and/or manufacturers. USF shall not be required to bear the costs associated with the recall of any Product unless such recall is the result of the negligence of USF. In such event, USF agrees to bear all costs and expenses incurred by it, and/or the Customer, and/or any of the Approved Suppliers in complying with such recall procedures, if (and then only to the extent) such recall is the result of the negligence of USF. Recall procedures shall be communicated to USF by either Customer or the relevant Approved Supplier. If USF fails or refuses to comply with the recall of such Products hereunder upon request by the Customer, the Customer shall be authorized to take such action as it deems necessary to recall such Products from the System and USF shall promptly reimburse the Customer for its costs and expenses (including, but not limited to, reasonable attorneys' fees) incurred in such recall procedure to the extent such recall is the result of the negligence of USF; any such action taken by the Customer shall not relieve USF of its other obligations hereunder.

         g. USF shall not sell, offer to sell, or donate any Products that are out-of-date, recalled, damaged, or otherwise unfit for distribution to the System, for human or animal consumption. USF shall remove all such Products from the Facilities, delivery vehicles, and from Restaurants, and shall destroy the same.

12. NOTICE. Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, sent by registered mail, or by other means which affords the sender evidence of delivery, or of rejected delivery, to the respective parties at the addresses shown below, unless and until a different address has been designated by written notice to the other party. Any notice by a means which affords the sender evidence of delivery or rejected delivery shall be deemed to have been given at the date and time of receipt or rejected delivery. Neither party shall fail to accept delivery of a notice from the other party.


            TO Customer:                       TO USF:
            Nathan's Famous, Inc.              U.S. Foodservice
            1400 Old Country Road              9755 Patuxent Woods Drive
            Westbury, NY  11590                Columbia, MD  21046
            Attn:  President                   Attn:    Mr. Mark Natale

                                                Senior Vice President
                                                Business Development

                             With Copy to:
                                                U.S. Foodservice
                                                9755 Patuxent Woods Drive
                                                Columbia, MD  21046
                                                Attn:    David M. Abramson, Esq.
                                                Executive Vice President
                                                and General Counsel


         Copies of notices to the "copy" recipient(s) noted above shall not be considered when determining when notice has been given under this Agreement.

13       MISCELLANEOUS.

         a. Entire Agreement. This Agreement (including Exhibits [A-D] hereto) constitutes the entire agreement between the Customer and USF, and supersedes any and all prior negotiations, understandings, and/or agreements, oral or written, between the parties hereto with respect to the subject matter hereof. The parties are relying only on the words of this document in deciding to enter into this Agreement. Neither this Agreement nor any of its provisions may be waived, modified, or amended, except by an instrument in writing signed by duly authorized officer of the parties hereto. Where the consent of either party is required hereunder, such consent shall not be deemed given unless in written form and signed by a duly authorized officer of the party whose consent is required.

         b. The Customer's Trademarks. USF shall not use, in any manner whatsoever, any of the tradenames, logos, trademarks, or service marks owned by the Customer or associated with the Systems, without the Customer's express prior written consent as to each instance of use and the manner of such use. USF acknowledges that any unauthorized use of the Customer's tradenames, logos, trademarks, or service marks, or use thereof in a manner inconsistent with the Customer's permission, shall constitute an infringement of the Customer's rights in and to said tradenames, logos, trademarks, or service marks. Under no circumstances shall USF use any mark or name of the Customer as a part of Distributor's trade name, nor shall USF register or attempt to register any of the Customer's tradenames, logos, trademarks, or service marks with any government authority or as an internet domain name or other electronic address or identifier.

         c. Force Majeure. Neither party will be in default in the performance of its obligations under this agreement if such performance is prevented or delayed because of war, hostilities, revolution, civil commotion, strike, labor dispute, epidemic, shortage in supply, fire, wind, earthquake or flood, use of any law, order, proclamation, regulation or ordinance of any government, or of any subdivision thereof, because of Acts of God or for any other cause, whether similar or dissimilar to those enumerated, that is beyond the reasonable control and without the fault or negligence of the party whose performance is affected. If a force majeure event prevents USF from supplying all of the product needs of its Customer's, USF shall allocate such product as is available to USF among its Customer's in such manner as USF reasonably determines. No force majeure event shall excuse Customer from its payment obligations contained herein.

         d. Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without reference to the conflicts of laws principles thereof.

         e. Attorneys' Fees. In the event this Agreement is breached, the breaching party shall pay any and all reasonable attorneys' fees and relevant costs incurred by the non-breaching party as a result of the breach.

         f. Assignment. The rights and responsibilities of each party under this Agreement shall not be assigned, sold, subcontracted, or otherwise transferred without the prior written consent of the other party. In the event this Agreement is assigned, the assignor shall in no event be relieved of or be released from its obligations contained herein.

         g. No Agency. Nothing contained in this Agreement shall be construed or interpreted as creating an agency, partnership, co-partnership or joint venture relationship between the parties. USF acknowledges that it is an independent contractor and neither the Customer nor USF is or shall be construed as an agent, joint venturer, franchisee, nor employee of the other. USF shall have no authority to negotiate on Customer's behalf, to bind or otherwise obligate the Customer in any manner, nor shall USF represent to anyone that it has a right to do any of these things.

         h.       Year 2000 Warranty.

                  i. Products Warranty. USF represents and warrants to Customer that all technology associated with the account management, MIS systems, and otherwise used by USF to support its performance under this Agreement is Year 2000 Compliant. "YEAR 2000 COMPLIANT" means, unless otherwise stated in specifications for the products that have been agreed to and signed by the parties, that the technology associated with the products, including, but not limited to, information technology, embedded systems, or any other electro-mechanical or processor-based system, accurately processes, provides, and receives date data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations (which leap year calculations must include, without limitation, calculation of February 29, 2000 as a leap day).

                  ii. Services Warranty. USF represents and warrants that the provision of services under this Agreement shall not be delayed, interrupted, degraded, or otherwise adversely affected by the failure of any technology used by USF, including, but not limited to, information technology, embedded systems, or any other electro-mechanical or processor-based system, to accurately process, provide and receive data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations (which leap year calculations must include, without limitation, calculation of February 29, 2000 as a leap day).

         i.       The Customer and USF represent and warrant to the other that:

                  i. It has all the necessary legal capacity, right, power, and authority to enter into, execute, deliver, carry out its obligations and exercise its rights, and be bound by this Agreement.

                  ii. Its execution and delivery of this Agreement and performance of its obligations do not breach, and will not result in a breach or violation of, any agreement, lien, security interest, or understanding or obligation to which said party is a party or by which said party is bound.

                  iii. The person signing this Agreement on its behalf, by his/her signature below, is authorized to sign this Agreement on behalf of said party, and to bind said party to the terms hereof.

         NOW THEREFORE, the parties, intending to be legally bound, have entered into this Agreement on the date first written above.

NATHAN'S FAMOUS OPERATING CORP.           U.S. FOODSERVICE, INC.

By: /s/ Wayne Norbitz, Pres.           By: /s/ Mark A. Natale
    ---------------------------           ----------------------------------
Name: Wayne Norbitz                    Name:  Mark A. Natale
     --------------------------        Title: Senior VP Business Development
Title: President
      -------------------------

NATHAN'S FAMOUS SYSTEMS, INC.

By: /s/ Wayne Norbitz, Pres.
   ----------------------------
Name: Wayne Norbitz
     --------------------------
Title: President
      -------------------------

NF ROASTERS CORP.

By: /s/ Richard Buckley, Pres.
   ----------------------------
Name: Richard Buckley
     --------------------------
Title: President
      -------------------------

MIAMI SUBS CORP.

By: /s/ Donald L. Perlyn
   ----------------------------
Name: Donald L. Perlyn
     --------------------------
Title: President and COO
      -------------------------

                                                                  ATTACHMENT "A"



                             LIST OF CUSTOMER UNITS



                                  SEE ATTACHED

                                                                  ATTACHMENT "B"





                            [U.S. FOODSERVICE(TM), LOGO]


                       PRIVATE & SIGNATURE BRAND PRODUCTS

                           U.S. FOODSERVICE(TM) BRANDS



ALLOWANCE(TM)
ALLOWANCE II(TM)

         Under the ALLOWANCE(TM) and ALLOWANCE II(TM) brands are found a sugar substitute (Allowance(TM)) and an artificial sweetener (Allowance II(TM)).

CHEF'S VARIETY(R)

         This brand offers value and a wide product selection for creating menus and recipes for almost any need. [CHEF'S VARIETY(R) LOGO]

HARVEST VALUE(R)

         Offering a wide product selection, HARVEST VALUE(R) is the quality source for fine ingredients at an extraordinary value. [HARVEST VALUE(R) LOGO]


MAGNIFRY(R)

         The MAGNIFRY(R) brand is associated with the marketing of a wide assortment of frying oils. [MAGNIFRY(R) LOGO]


MAGNIFRIES(TM)

         The MAGNIFRIES(TM) brand is associated with the marketing of prepared French fries.[MAGNIFRIES(TM) LOGO]


TO YOUR TASTE(R)

         The TO YOUR TASTE(R) brand encompasses a line of prepared foods including frozen entrees, salad dressings, soups and other prepared items. Each group has its distinct color combination. [TO YOUR TASTE(R) LOGO]


U.S.(TM) BLUE
U.S.(TM) RED

         With strict quality standards, U.S.(TM) BLUE & U.S.(TM) RED is packed to specifications that meet and exceed the competition. A complete selection of products is offered to provide the consistent quality of ingredients that is expected from U.S. Foodservice(TM). [U.S. FOODSERVICE(TM) LOGO]


U.S. FOODSERVICE CATTLEMAN'S CHOICE(TM)

         Under this label a wide selection of Prime and Choice grade beef products are available. [U.S. FOODSERVICE CATTLEMAN'S CHOICE(TM) LOGO]

[U.S. FOODSERVICE CATTLEMAN'S SELECTION(TM) LOGO]

U.S. FOODSERVICE CATTLEMAN'S SELECTION(TM)

         Very fine quality beef products are available under this brand.

                                SIGNATURE BRANDS
                 EXCLUSIVELY DISTRIBUTED BY U.S. FOODSERVICE(TM)


CROSS VALLEY FARMS(R)

         Under this brand are found top quality fresh produce and fresh salads and Grade A California frozen fruits and vegetables.
         [CROSS VALLEY FARMS LOGO]


EL PASADO AUTHENTIC MEXICAN CUISINE WITH A TOUCH OF THE PAST(TM)

         Authentic Mexican products featuring traditional food items and ingredients for this cuisine are marketed by El Pasado, Inc. [EL PASADO LOGO]


HARBOR BANKS(R)

         Under the HARBOR BANKS(R) brand are found a variety of fresh, canned and frozen seafood products.
         [HARBOR BANKS LOGO]


HILLTOP HEARTH(R)

         Under this brand are found a fine source of desserts and wholesome breads for all meals, along with a selection of bakery supplies from the Hilltop Hearth(R) Bakery.
         [HILLTOP HEARTH LOGO]


PATUXENT FARMS(R)

         A wide assortment of specialty meat products, including pork, lamb, and poultry, and dairy products can be found under the PATUXENT FARMS(R) brand.
         [PATUXENT FARMS LOGO]


RITUALS(R)

         A complete line of coffee and coffee products for the foodservice and retail industries display the RITUALS(R) brand name. This program includes coffee-related products, equipment, and service from the Rituals(R) Coffee Company.
         [RITUALS LOGO]



ROSELI(R)

         [ROSELI LOGO]

         The best Italian products are marketed under the ROSELI(R) brand to answer the specialized need for foundational ingredients in Italian menus from the Roseli(R) Products Corporation.

                                                                  ATTACHMENT "C"

                            [U.S. FOODSERVICE LOGO]


              NEW PRODUCT/SPECIAL ORDER NOTIFICATION AND AGREEMENT

_____________________________ (Customer) requests U.S. Foodservice, Inc., d/b/a
U.S. Foodservice ("USF") to stock on a regular basis the following product which is not presently in inventory at USF's distribution center:

Product:_____________________________________Pack Size:_________________________

Mfg. ID Code:_______________________________Cost:______________________________

Minimum Shipment:___________________________Case Cube:_________________________

Case Gross Wgt.:_____________________________Net Wgt.:__________________________

Date Product Needed:______________________Sequence No.:_________________________

Initial Order:_____________________ Estimated Monthly Usage:___________________

If replacing another product, what item:_____________________Code #____________

Is this product restricted to selective units?______If so, please identify:_____

USF Division Involved:_________________Representative:_________________________

Order Guides Affected:  Hotels____ F.S.M._______ Hospital_______ Education______

Additional Instructions:

Customer will be responsible for the disposition of Dead Inventory in accordance with the provisions of Section 2.c.i of this Agreement.

                                      _____________________________
                                      By:
                                      Its:

                                                                  ATTACHMENT "E"



                            [U.S. FOODSERVICE LOGO]

                              OPERATING PROCEDURES





                            FOODSERVICE DISTRIBUTION
                                     PROGRAM
                                       FOR

                              NATHAN'S FAMOUS, INC.
                               NF OPERATING CORP.
                                NF ROASTERS CORP.
                                MIAMI SUBS CORP.

                    ORDERING, DELIVERY, RECEIVING PROCEDURES

                               ORDERING PROCEDURES


   1. To facilitate ordering, a pre-printed, standardized order/inventory control form will be provided for those products/categories so defined and distributed at the beginning of each month. All weekly price changes will be mailed, faxed or electronically sent to your units.

   2. Your USF Customer Service Representative will initiate the order process with each unit by calling your unit at a predetermined order day and hour. Please have your orders ready to allow for proper processing.

   3. It assists USF in the scheduling of our vehicles when you order a "delivery to delivery" consistent number of cases, as business permits.

   4. The following ordering procedures should be used when placing your orders.

         a. Confirm the date of the current order form and control number. Your order guide control number is very important.

         b.       Order by line item number.

         c.       State quantity desired.

         d.       The Customer Service Representative will verify your order by:

                           - Recapping the order back by giving line number, product and quantity; or

                           -        Giving only total lines and cases.

         e.       Substitutions will be offered when there are out of stocks.

         f.       Verify the expected delivery dates for the order.

   5. ORDER DAY (S)                ORDER TIME (S)              DELIVERY DAY (S)

      _____________               _______________

      _____________               _______________

      _____________               _______________

                    ORDERING, DELIVERY, RECEIVING PROCEDURES

                               ORDERING PROCEDURES
                                   (CONTINUED)


   6. Order dates that fall on a holiday will be scheduled by prior arrangements with Customer and USF. Notification of holiday delivery schedules will be given prior to the holiday.

   7. The Branch Account Manager is responsible for coordinating issues or changes to order schedules.


                               DELIVERY PROCEDURE

   1. Your delivery will be made by USF in accordance with a pre-arranged delivery schedule by Customer and USF.

   2. At the time of delivery, either the Unit Manager, the assistant Manager or a designated person should receive the shipment and sign for the product.

   3. Delivery dates that fall in a holiday week will be rescheduled by prior arrangements with USF at least two weeks in advance.

   4. The Branch Account Manager is responsible to coordinate issues or changes to delivery schedules.


                              RECEIVING PROCEDURES

   1. You will receive a completely priced extended original and two (2) duplicate copies of your invoice with your order, which should be checked by an authorized person upon receipt.

   2. All copies of the invoice must be signed. The driver will keep one (1) duplicate copy and you are to retain the original and one (1) duplicate for your records.

   3. Freezer and refrigerated products should be stored immediately upon receipt.

   4. Make sure that all cases are counted before you sign the invoice. Once you have signed for a specific quantity of cases and the driver has left the premises, the shipment is your responsibility. You will not be given credit for any shortages once the invoice has been signed and the driver has gone.

                    ORDERING, DELIVERY, RECEIVING PROCEDURES

                              RECEIVING PROCEDURES
                                   (CONTINUED)


   5. Please assist in providing a clear path for the truck to gain entrance to the designated loading area.

   6. Due to insurance requirements and your own safety, Customer employees are not permitted on the USF truck.

                              UNLOADING PROCEDURES

   1. The driver will unload and place all orders in designated areas.

   2. The driver is not responsible for placing cases on storage shelves.

                                PAYMENTS-CREDITS

                            SHORTAGES/VISIBLE DAMAGE

   1. At the time of delivery, should any product ordered be shorted or damaged, the driver will issue an instant credit by notation on the original invoice of shortages, damaged or returned goods.

   2.

                                CONCEALED DAMAGE

If you should discover damaged merchandise after the driver leaves, you should notify your USF Customer Service Representative when placing your next order. Damaged or defective merchandise should not be disposed of as we may need to inspect.

Please indicate the following:

                  1.       Invoice number under which the product was delivered.
                  2.       Product code number.
                  3.       Quantity of item.
                  4.       Price of product delivered.
                  5.       Description of product.

                    ORDERING, DELIVERY, RECEIVING PROCEDURES

                             PICK-UPS AND/OR RETURNS

   1. Pick-ups and/or returns may occasionally be necessary. In order for credit to be issued, product must be in the original shipping carton and in reasonable condition, unless there is concealed damage. In the event that a pick-up and/or returns are in order, advise the Customer Service Representative at the time the next order is placed. Be prepared to provide the following information:

         a. Reason for the return. (Concealed damage to the product, etc.)

         b. Invoice number for the delivered product.

         c. Product code number, quantity, price and description.


                       OUT-OF-STOCKS/SHORTS/SUBSTITUTIONS

Contact the Customer Service Representative so the corrective steps can be taken

All credit memos will be processed at direction within one (1) week.






            WE THANK YOU FOR THE OPPORTUNITY TO PROVIDE YOU WITH THE TYPE OF SERVICE YOU HAVE COME TO KNOW AND EXPECT.

                            [U.S. FOODSERVICE LOGO]

                   USF'S GENERAL CREDIT POLICY AND PROCEDURES

         THIS IS NOT TO BE ATTACHED TO THE AGREEMENT - DIVISIONS MAY ADD THE APPROPRIATE DEFINITION FOR CREDIT TERMS (SECTION 5) TO BE APPLIED TO A GIVEN
                                    CUSTOMER

                                 Terms of Sale:

The herein established Terms of Sale for Customer will be followed as applied to all transactions with Customer. All requests for terms which are different from stated terms must be made through USF's Corporate Credit Manager.

After completing a thorough credit evaluation, the division Credit Manager is authorized to determine the Terms of Sale on an account-by-account basis.

C.O.D. - Cash  Code (01)
The Customer must pay the driver with cash, certified check or money order when the order is delivered.

C.O.D. - Check Code (02)
The Customer must pay the driver with cash or by check when the order is delivered.

C.O.D. - Customer Request Code (03)
The Customer may charge one order. Payment for the order must be received when the salesman takes the next order or when the driver makes his next delivery, providing that takes place within 5 working days.

Weekly Code (07)
All merchandise purchased in one week is due and payable on Monday of the following week.

Semi-Weekly Code (05)
Payment for Customer purchases from the 1st to the 15th of the month will be received by the 20th of the month. Payment for Customer purchases from the 16th to the end of the month will be received by the 5th of the following month.

Bi-Weekly Code (06)
Payment for Customer purchases for the first two weeks will be received by the end of the third week. Thereafter, bi-weekly payments will be received for the corresponding prior two weeks purchases.

Monthly Code (04)
All invoices for the month are due and payable by the 10th of the following month.

Weekly, Net 21 Code (21)
Payment for Customer purchases of the first week are to be received by the end of the third week. Payment for purchases of the second week will be received by the end of the fourth week. Thereafter, weekly payments will be based on the established pattern.

Weekly, Net 31 Code (30)
Payment for Customer purchases of the first week are to be received by the end of the fourth week. Payment for purchases of the second week will be received by the end of the fifth week. Thereafter, weekly payments will be based on the established pattern.

Net 14 Days  Code (50)
The payment for an invoice is due 13 days after the invoice date.

Net 21 Days Code (51)
The payment for an invoice is due 20 days after the invoice date.

Net 28 Days Code (52)
The payment for an invoice is due 27 days after the invoice date.

Net 30 Days Code (53)
The payment for an invoice is due 29 days after the invoice date.

Defined terms:

SYSTEMS shall mean the "Kenny Rogers Roasters", "Miami Subs", and "Nathan's Famous" franchise and company-owned system of restaurants.

RESTAURANT shall mean a "Kenny Rogers Roasters", "Miami Subs", or "Nathan's Famous" franchised or licensed restaurant.

FRANCHISEE shall mean a licensee or franchisee that operates a Restaurant under the applicable System.